EXHIBIT 99.1
IDM PHARMA SUBMITS NEW DRUG APPLICATION TO THE FDA FOR JUNOVAN™ (mifamurtide) IN THE TREATMENT OF OSTEOSARCOMA
Irvine, CA – October 26, 2006 – IDM Pharma (NASDAQ:IDMI) announced today that the company has submitted an electronic New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for Junovan™ (mifamurtide for injection), requesting approval for its use in the treatment of newly diagnosed resectable high grade osteosarcoma patients following surgical resection in combination with multiple agent chemotherapy.
The Junovan NDA submission includes efficacy and safety data from 678 patients with non-metastatic resectable osteosarcoma, 332 of whom received Junovan, and from 115 patients with metastatic or unresectable osteosarcoma, 39 of whom received Junovan in the controlled Phase III trial conducted by the Pediatric Oncology Group (POG) and the Children’s Oncology Group (COG), sponsored by the Division of Cancer Treatment and Diagnosis of the National Cancer Institute (NCI). A summary of the data from the Phase III trial is provided below. The biological effects and safety of Junovan are further supported by data from 17 Phase I and II clinical studies performed by Ciba-Geigy in which an additional 248 patients received at least one dose of Junovan.
Jean-Loup Romet-Lemonne, M.D., President and CEO of IDM, stated that “This NDA filing represents new hope for survival for patients with osteosarcoma. This is a bone cancer that generally metastasizes to the lung and affects mainly children and young adults. At IDM, we are very pleased to submit Junovan to the FDA with the hope of improving the outcome of these young patients for whom very few new therapeutic options have been made available over the last two decades.”
Dr. Paul Meyers, Vice Chair of Pediatrics at Memorial Sloan-Kettering Cancer Center and principal investigator for the Phase III trial, said “Osteosarcoma is a childhood cancer for which the outcome, despite advances in surgical and chemotherapeutic approaches, can be very poor in a substantial proportion of patients. Mifamurtide, if made commercially available, will provide treating physicians with a new tool with significant potential to improve patient outcome and, most importantly, survival.”
IDM requested that the FDA consider granting this NDA priority review status, which could shorten review time from the standard ten months to six months if granted. The FDA customarily accepts or refuses to file NDAs and designates review status within 60 days of filing. The FDA and the European Medicines Evaluation Agency (EMEA) have designated Orphan Drug status to Junovan.
About Junovan
Junovan (Mifamurtide — Liposomal Muramyl Tripeptide Phosphatidyl Ethanolamine, MTP-PE) is a fully synthetic lipophilic derivative of the muramyl dipeptide. When encapsulated in liposomes, MTP-PE is delivered selectively to macrophages via the scavenger lipoprotein receptor pathway. When the multilamellar liposomes are degraded inside the macrophage, MTP-PE is released, activating tumoricidal activity through the cytoplasmic Nod2 receptor. The product was originally developed by Ciba-Geigy and IDM completed the development of the product manufacturing and performed the required analyses including the Phase III analyses for the FDA submission.
About the Phase III trial
The Children’s Oncology Group published an analysis of the results of this trial in the Journal of Clinical Oncology, volume 23, number 9, 2005. IDM’s analysis submitted to the FDA for this trial differs from that published by the COG and represents the prospective per protocol analysis of the trial. Discussion of these analyses was published in the Journal of Clinical Oncology, volume 23, number 26, 2005. Based on discussions with the FDA prior to filing, IDM believes that the adequacy of the data from a single pivotal study to support approval will likely be an important part of the discussion during the review process. The results of the final IDM analysis that were submitted to the FDA are as follows:
Six hundred and seventy eight (678) patients with newly diagnosed non-metastatic resectable high grade osteosarcoma were treated with Junovan in combination with chemotherapy following surgery at a dose between 2mg/m 2 and 2mg/m 2 + 2mg twice a week for 12 weeks and then once a week for 24 weeks. With a median follow up of almost 5 years, patients receiving Junovan had a significant improvement in Disease Free Survival (DFS) (p<0.0245) and Overall Survival (OS)(p<0.0183). At 6 years, the probability of survival when Junovan is combined with adjuvant chemotherapy is 77% (95%CI:72-83%) compared to 66% (95%CI:59-73%) without Junovan, a clinically meaningful finding in a pediatric population where the longer the survival, the greater the chance that the patient is cured of cancer. Additional survival data from the COG (median 7.7 years) support the survival benefit of Junovan in the treatment of non-metastatic osteosarcoma. Junovan was generally well tolerated. The most common adverse events include chills, fever, nausea, vomiting, myalgia, headache, tachycardia (fast heart rate), hypo- and hypertension, fatigue and shortness-of-breath, generally mild to moderate in nature and consistent with the activation of monocytes and macrophages by L-MTP-PE. Dr. Meyers will submit the complete data for publication in a peer reviewed journal.
About Osteosarcoma
About 3% of all childhood cancers are osteosarcoma. Because osteosarcoma usually develops from osteoblasts, it most commonly develops in teenagers who are experiencing their adolescent growth spurt. Osteosarcoma is an orphan disease and there are approximately 1000 new cases in the US each year. A similar incidence of the disease exists in Europe. According to the Children’s Oncology Group (http://www.curesearch.org/our_research/index_sub.aspx?id=1761), the survival of children with osteosarcoma has remained at 60-65% since the mid-1980s. The standard treatment for osteosarcoma is tumor resection with combination chemotherapy before and after surgery.

About IDM Pharma
IDM Pharma (IDM) is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM is currently developing two types of products: the first is designed to destroy cancer cells by activating innate immunity, and the second to prevent tumor recurrence by triggering a specific adaptive immune response.
IDM currently has 5 products in clinical development. The most advanced product, Junovan™, has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and one is in Phase I in colorectal cancer.
IDM has a major product development partnership with SANOFI-AVENTIS in cancer immunotherapy. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.
IDM Pharma Safe Harbor Statement
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the filing and potential approval of the NDA for Junovan™ and statements regarding the possibility that Junovan may significantly improve outcomes and survival for patients with osteosarcoma. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to, the timing of the FDA’s review of the NDA filing, the ability of the company to respond to questions raised by the FDA in a manner satisfactory to the FDA, the time needed to respond to any issues raised by the FDA with regard to regulatory submissions for Junovan, the possibility that the FDA will not grant the NDA priority review status, the possibility that the FDA may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group as adequate for its assessment of Junovan, which may cause delays in the FDA’s review of the NDA, may result in the FDA’s refusal to accept the NDA filing, may result in the FDA requiring the company to conduct additional clinical trials, or may result in a determination by the FDA that the data does not support approval of the NDA, whether regulatory authorities will approve Junovan within the time frame expected by the Company or at all, and whether the Company will be able to manufacture Junovan even if it is approved by regulatory authorities. Other risks affecting the company and its drug development programs include whether the company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the company will be sufficient to fund operations as planned; whether any steps taken by the company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the uncertainty of the company’s future access to capital; the risk that the company may not secure or maintain relationships with collaborators, and the company’s dependence on intellectual property. These factors are more fully discussed in the company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2005 and other periodic reports filed with the SEC. The company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.